Filed Pursuant to Rule 424(b)(3)
Registration No. 333-249558

PROSPECTUS SUPPLEMENT NO. 2, DATED FEBRUARY 5, 2021

(to Proxy Statement/Prospectus dated December 11, 2020)

Clover Health Investments, Corp.

This Prospectus Supplement No. 2, dated February 5, 2021 (this “Supplement”), updates and supplements the proxy statement/prospectus dated December 11, 2020 (the “Proxy Statement/Prospectus”). Clover Health Investments, Corp. (“Clover Health”), which was then known as Social Capital Hedosophia Holdings Corp. III, filed the Proxy Statement/Prospectus with the Securities and Exchange Commission as part of a registration statement on Form S-4 (Registration No. 333-249558).

The purpose of this Supplement is to update and supplement the information in the Proxy Statement/Prospectus with information contained in Clover Health’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 5, 2021 (the “Report”). The Report is attached to, and forms a part of, this Supplement.

This Supplement should be read in conjunction with the Proxy Statement/Prospectus. The information in the Report modifies and supersedes, in part, the information in the Proxy Statement/Prospectus, including the annexes thereto. Any information in the Proxy Statement/Prospectus, including the annexes thereto, that is modified or superseded by the information in the Report shall not be deemed to constitute a part of the Proxy Statement/Prospectus except as modified or superseded by this Supplement. If there is any inconsistency between any information in the Proxy Statement/Prospectus and this Supplement, you should rely on the information in this Supplement.

This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Proxy Statement/Prospectus, including any supplements and amendments thereto.

You should read carefully and in their entirety this Supplement and the Proxy Statement/Prospectus and all accompanying annexes and exhibits. You should review and consider carefully the matters discussed under the heading “Risk Factors” beginning on page 39 of the Proxy Statement/Prospectus.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if the Proxy Statement/Prospectus or this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 4, 2021

Clover Health Investments, Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-39252	98-1515192
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

725 Cool Springs Boulevard, Suite 320, Franklin, Tennessee	37067
(Address of principal executive offices)	(Zip Code)

(201) 432-2133

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	CLOV	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one Class A Common Stock at an exercise price of $11.50	CLOVW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

Following the publication of an article by Hindenburg Research on February 4, 2021, concerning the recently completed business combination of Clover Health Investments, Corp. (the “Company”), the Company received a letter from the Securities and Exchange Commission (the “SEC”) indicating that it is conducting an investigation and requesting document and data preservation for the period from January 1, 2020, to the present, relating to certain matters that are referenced in the article. The Company intends to cooperate with the SEC’s investigation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clover Health Investments, Corp.

Date: February 5, 2021	/s/ Gia Lee
	Name:	Gia Lee
	Title:	General Counsel and Secretary